Press Release
Spirit MTA REIT Announces
Fourth Quarter 2018 Financial and Operating Results
- Liquidity of $202.1 million as of December 31, 2018 -
- Eight disposed properties with gross proceeds of $15.2 million -
Dallas, TX - March 21, 2019 - Spirit MTA REIT (NYSE: SMTA) ("SMTA" or the "Company"), a net-lease real estate investment trust ("REIT") headquartered in Dallas, Texas, today reported its financial and operating results for the fourth quarter ended December 31, 2018.
Unless otherwise specified, financial and operating information prior to May 31, 2018 reflects the financial and operating information of SMTA's legal predecessor entities.
FOURTH QUARTER HIGHLIGHTS

•	Liquidity of $202.1 million as of December 31, 2018, is comprised of cash, cash equivalents and available borrowing capacity under our variable funding notes.

•
Closed on $165.0 million in non-recourse financing loans on November 1, 2018 with net proceeds of $141.9 million, secured by 87 Shopko assets (85 owned properties and two seller-financed notes on properties) in our Other Properties portfolio.

•	Closed on $50.0 million of variable funding notes within Master Trust 2014 on November 1, 2018. No funds were drawn on the variable funding notes as of December 31, 2018.

•	Disposed of eight properties for $15.2 million in gross proceeds. Included in these sales were two properties leased to Shopko sold for gross proceeds of $8.1 million.
CEO COMMENTS
"As a result of its bankruptcy filing, Shopko stopped making rental payments to us and therefore we defaulted on the $165 million CMBS financing related to those properties. Shortly thereafter, our lender foreclosed on the Shopko properties and has taken ownership of them. Given the impact on our ongoing cash available for distribution, we have accelerated efforts in exploring strategic alternatives for the Company. Nevertheless, we declared a first quarter 2019 special dividend of $0.33 per share and now have returned a total of $1.99 of cash per share to our shareholders since our inception. We will continue to keep shareholders updated on further developments related to our ongoing assessment of strategic alternatives,” stated SMTA Chief Executive Officer, President, Chief Financial Officer and Treasurer Ricardo Rodriguez.
FULL YEAR 2018 HIGHLIGHTS

•
On May 31, 2018, the Spin-Off from Spirit Realty Capital, Inc. ("Spirit") was completed with the distribution of one share of SMTA common stock for every ten shares of Spirit common stock held by each of Spirit's shareholders as of May 18, 2018, with 42,851,010 total shares of SMTA common stock issued in conjunction with the Spin-Off.

•	Invested $112.6 million in the acquisition of nine properties, with a weighted average lease term of 15.5 years, a weighted-average initial cash yield of 6.52% and an economic yield of 7.44%.

•	Disposed of 47 properties for $91.0 million in gross proceeds. Included in these sales were ten properties leased to Shopko sold for gross proceeds of $46.7 million.

FINANCIAL RESULTS
Total revenues for the Master Trust 2014 and Other Properties segments were $46.4 million and $16.5 million, respectively, for the three months ended December 31, 2018, compared to $43.4 million and $14.2 million for the same period last year. Total revenues for the Master Trust 2014 and Other Properties segments were $182.5 million and $63.8 million, respectively, for the year ended December 31, 2018, compared to $169.6 million and $62.2 million, respectively, for the same period last year.
Net loss attributable to common shareholders was $214.0 million, or $5.00 per share, for the three months ended December 31, 2018, compared to net income of $1.5 million, or $0.03 per share, for the same period last year. Net loss attributable to common shareholders was $229.5 million, or $5.36 per share, for the year ended December 31, 2018, compared to net income of $18.3 million, or $0.43 per share, for the same period last year. The impact of the Shopko bankruptcy filing resulted in our recording of impairment charges related to tangible and intangible assets of $168.5 million and an allowance for loan loss of $33.8 million relating to our Shopko B-1 Term Loan for the quarter and year ended December 31, 2018. The impact of these items is included in net loss attributable to common shareholders.
FFO per diluted share was $(0.72) and $0.54 for the three months ended December 31, 2018 and 2017, respectively. FFO per diluted share was $0.58 and $2.56 for the years ended December 31, 2018 and 2017, respectively.
AFFO for the three months ended December 31, 2018 was $14.5 million, compared to $29.0 million for the same period last year. AFFO per diluted share was $0.33 and $0.68 for the three months ended December 31, 2018 and 2017, respectively. AFFO for the year ended December 31, 2018 was $89.8 million, compared to $126.8 million for the same period last year. AFFO per diluted share was $2.09 and $2.96 for the years ended December 31, 2018 and 2017, respectively.
On December 5, 2018, the Board of Trustees declared a total cash dividend of $1.33 per common share, comprised of $0.33 for the quarter ended December 31, 2018 and a special cash dividend of $1.00, that was paid on January 15, 2019 to holders of record as of December 31, 2018. The Board of Trustees also declared a cash dividend of $0.625 per share of SMTA Preferred Stock that was paid on December 31, 2018 to holders of record as of December 17, 2018.
The amount and timing of dividends for 2019 and beyond will be at the discretion of the Board of Trustees. The Board of Trustees' decisions regarding the payment of dividends will depend on many factors, including, but not limited to, maintaining the Company's REIT tax status, timing and magnitude of disposition activities, execution of strategic alternatives and working capital needs.
PORTFOLIO HIGHLIGHTS
As of December 31, 2018, SMTA's diversified real estate portfolio, comprised of 876 owned properties, with 778 and 98 in the Master Trust 2014 and Other Properties segments, respectively, was 97.1% occupied with a weighted average remaining lease term of 9.7 years.
During the year ended December 31, 2018, SMTA invested $115.2 million for the acquisition of nine properties and revenue producing capital expenditures on 18 properties, all related to the Master Trust 2014 portfolio. The newly acquired properties have a weighted average lease term of 15.5 years, a weighted-average initial cash yield of approximately 6.52% and an economic yield of 7.44%.
During the year ended December 31, 2018, SMTA disposed of 47 properties for $91.0 million in gross proceeds, including the sale of 35 income producing properties for $74.8 million. These disposals comprised:

•	35 properties within Master Trust 2014 for gross proceeds of $38.9 million,

•	ten properties leased to Shopko for gross proceeds of $46.7 million, and

•	two other properties for gross proceeds of $5.4 million.

BALANCE SHEET, LIQUIDITY & CAPITAL MARKETS

•	As of December 31, 2018, net investments for the Master Trust 2014 and Other Properties segments were $1.7 billion and $0.34 billion, respectively.

•	As of December 31, 2018, total cash was $161.0 million and restricted cash for the Master Trust 2014 and Other Properties segments was $25.7 million and $18.4 million, respectively.

•	As of December 31, 2018, debt for the Master Trust 2014 and Other Properties segments was $1.91 billion and $0.23 billion, respectively.

•
Adjusted Debt to Annualized Adjusted EBITDAre was 12.6x as of December 31, 2018, based on the three months ended December 31, 2018 (during 2018, the definition of Adjusted EBITDAre was revised to reflect adjustments made for income producing acquisitions and dispositions made during the quarter, and Annualized Adjusted EBITDAre was revised to reflect adjustments for items where annualization is not appropriate).

SUBSEQUENT EVENTS

•	On January 16, 2019, Shopko, the Company's largest tenant, filed for relief under Chapter 11 of the Bankruptcy Code.

•
On January 16, 2019, SMTA announced that its Board of Trustees had elected to accelerate its strategic plan by initiating a process to explore strategic alternatives focused on maximizing shareholder value. Strategic alternatives to be considered may include, but are not limited to, a sale of the Company or Master Trust 2014, a merger, the sale of other assets, and the maximizing of recoveries in connection with the Shopko bankruptcy filing.

•
On March 1, 2019, the lender for the Shopko CMBS financing, with remaining outstanding principal of $157.4 million, foreclosed on and took ownership of the legal entities that own the remaining 85 Shopko assets (83 owned properties and two seller-financed notes on properties) collateralizing the loan.

•
On March 5, 2019, the Board of Trustees declared a special cash dividend of $0.33 per common share for the first quarter ended March 31, 2019. The dividend will be paid on April 15, 2019 to holders of record as of March 29, 2019.

•
As of March 19, 2019, SMTA had approximately $155.8 million in liquidity, comprised of $110.0 million in cash and cash equivalents and $45.8 million in available borrowing capacity under our variable funding notes.

•	As of March 19, 2019, SMTA had additional liquidity available for acquisitions of approximately $16.5 million in its Master Trust 2014 Release Account.

•	As of March 19, 2019, our outstanding common share count is 43,085,751.
EARNINGS WEBCAST
The Company has provided pre-recorded comments from management. Interested parties can listen to the presentation via the following:

Internet:	The webcast link can be located on the investor relations page of the Company's website at www.spiritmastertrust.com

Telephone:	(844) 512-2921 (Domestic) / (412) 317-6671 (International)
Access code 1133124

ABOUT SPIRIT MTA REIT
Spirit MTA REIT (NYSE: SMTA) is a net-lease REIT headquartered in Dallas, Texas. SMTA owns one of the largest, most diversified and seasoned commercial real estate backed master funding vehicles. SMTA is managed by Spirit Realty, L.P., a wholly-owned subsidiary of Spirit (NYSE: SRC), one of the largest publicly traded triple net-lease REITs.
As of December 31, 2018, our diversified portfolio was comprised of 876 properties, including properties securing mortgage loans made by the Company. Our properties, with an aggregate gross leasable area of approximately 19.8 million square feet, are leased to approximately 203 tenants across 45 states and 23 industries. More information about Spirit MTA REIT can be found on the investor relations page of the Company's website at www.spiritmastertrust.com.
INVESTOR CONTACT
Investor Relations
(972) 476-1409
SMTAInvestorRelations@SpiritRealty.com
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as "expect," "plan," "will," "estimate," "project," "intend," "believe," "guidance," “approximately,” “anticipate,” “may,” “should,” “seek” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise and we may not be able to realize them. The following risks and uncertainties, among others, could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: industry and economic conditions; SMTA’s ability to succeed in its strategic plan; SMTA's ability to realize its asset disposition plan; SMTA’s significant leverage which may expose it to the risk of default under its debt obligations; risks associated with using debt to fund SMTA’s business activities (including its ability to use Master Trust 2014, an asset-backed securitization trust, as its main financing vehicle, changes in interest rates and conditions of the debt capital markets, generally); SMTA’s dependence on its external manager, Spirit Realty, L.P., to conduct its business and achieve its investment objectives; SMTA’s continued ability to source new investments; unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of SMTA’s properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from SMTA’s expectations, dependence on tenants’ financial condition and operating performance, competition from other developers, owners and operators of real estate tenant defaults, potential liability relating to environmental matters, potential illiquidity of real estate investments, condemnations, and potential damage from natural disasters); the financial performance of SMTA’s tenants and the demand for traditional retail and restaurant space particularly with respect to challenges being experienced by general merchandise retailers; SMTA’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; SMTA’s or its manager’s ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments; SMTA’s ability to diversify its tenant base; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect SMTA or its major tenants; volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index; risks associated with its failure or unwillingness to maintain SMTA’s status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in its most recent filings with the SEC, including its registration statement on Form 10, as amended and subsequent Quarterly Reports on Form 10-Q and our annual report on Form 10-K. SMTA expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NOTICE REGARDING NON-GAAP FINANCIAL MEASURES
In addition to U.S. GAAP financial measures, this press release may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Definitions of non-GAAP financial measures, reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included below.
REPORTING DEFINITIONS AND EXPLANATIONS

Adjusted Funds from Operations (AFFO) AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. We adjust FFO to eliminate the impact of certain items that we believe are not indicative of our core operating performance, including restructuring and divestiture costs, other general and administrative costs associated with relocation of the Company's headquarters, transactions costs associated with our Spin-Off, default interest and fees on non-recourse mortgage indebtedness, debt extinguishment gains (losses), transaction costs incurred in connection with the acquisition of real estate investments subject to existing leases, amortization of the promote fee and certain non-cash items. These certain non-cash items include non-cash revenues (comprised of straight-line rents, amortization of above- and below-market rent on our leases, amortization of lease incentives, amortization of net premium/discount on loans receivable, bad debt expense and amortization of capitalized lease transaction costs), non-cash interest expense (comprised of amortization of deferred financing costs and amortization of net debt discount/premium) and non-cash compensation expense (stock-based compensation expense). In addition, other equity REITs may not calculate AFFO as we do, and, accordingly, our AFFO may not be comparable to such other equity REITs’ AFFO. AFFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should only be considered a supplement, and not an alternative, to net income (loss) attributable to common shareholders (computed in accordance with GAAP) as a performance measure.

Adjusted EBITDAre represents EBITDAre adjusted for transaction costs, real estate acquisition costs, dispositions for the quarter as if such acquisitions and dispositions had occurred as of the beginning of the quarter, revenue producing acquisitions, impairments and loan losses related to the Shopko loan, debt extinguishment gains (losses), and amortization (recovery) of the promote fee. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which are not key drivers of our investment decisions and may cause short-term fluctuations in net income (loss), provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income (loss) that is computed in accordance with GAAP, they should only be considered a supplement, and not an alternative, to net income (loss) attributable to common shareholders (computed in accordance with GAAP) as a performance measure. A reconciliation of net income (loss) attributable to common shareholders (computed in accordance with GAAP) to EBITDAre and Adjusted EBITDAre is included in this release.

Annualized Adjusted EBITDAre is calculated as Adjusted EBITDAre for the quarter, adjusted for items where annualization would not be appropriate, multiplied by four. Our computation of Adjusted EBITDAre and Annualized Adjusted EBITDAre may differ from the methodology used by other equity REITs to calculate these measures and, therefore, may not be comparable to such other REITs. A reconciliation of Annualized Adjusted EBITDAre is included in this release.

Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to exclude unamortized debt discount/premium, deferred financing costs, and reduced by cash and cash equivalents and cash reserves on deposit with lenders as additional security. By excluding these amounts, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. We believe this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. A reconciliation of interest bearing debt (reported in accordance with GAAP) to Adjusted Debt is included in this release.

Adjusted Debt to Annualized Adjusted EBITDAre is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments and a proxy for a measure we believe is used by many lenders and ratings agencies to evaluate our ability to repay and service our debt obligations over time. We believe this ratio is a beneficial disclosure to investors as a supplemental means of evaluating our ability to meet obligations senior to those of our equity holders. Our computation of this ratio may differ from the methodology used by other equity REITs and, therefore, may not be comparable to such other REITs.

Cash Available for Distribution (CAD) is defined as AFFO less capital expenditures and any other scheduled principal payments or receipts.

Contractual Rent represents monthly contractual cash rent, excluding percentage rents, from properties owned fee-simple or ground leased, recognized during the final month of the reporting period, adjusted to exclude amounts received from properties sold during that period and adjusted to include a full month of contractual rent for properties acquired during that period. We use Contractual Rent when calculating certain metrics that are useful to evaluate portfolio credit, asset type, industry and geographic diversity and to manage risk.

EBITDAre is a non-GAAP financial measure and is computed in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT). EBITDAre is defined as net income (loss) (computed in accordance with GAAP), plus interest expense, plus income tax expense (if any), plus depreciation and amortization, plus (minus) losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property and investments in unconsolidated real estate ventures, plus adjustments to reflect the Company's share of EBITDAre of unconsolidated real estate ventures.

Economic Yield is calculated by dividing the contractual cash rent, including fixed rent escalations and/or cash increases determined by CPI (increases calculated using a month to month historical CPI index) by the initial lease term, expressed as a percentage of the Gross Investment.

Funds from Operations (FFO) We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss) attributable to common shareholders (computed in accordance with GAAP) excluding real estate-related depreciation and amortization, impairment charges and net (gains) losses from property dispositions. FFO is a supplemental non-GAAP financial measure. We use FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate-related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our properties that result from use or market conditions, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (loss) attributable to common shareholders (computed in accordance with GAAP) as a measure of our performance.

Gross Investment represents the gross acquisition cost including the contracted purchase price and related capitalized transaction costs.
Initial Cash Yield from properties is calculated by dividing the first twelve months of contractual cash rent (excluding any future rent escalations provided subsequently in the lease and percentage rent) by the Gross Investment in the related properties. Initial Cash Yield is a measure (expressed as a percentage) of the contractual cash rent expected to be earned on an acquired property in the first year. Because it excludes any future rent increases or additional rent that may be contractually provided for in the lease, as well as any other income or fees that may be earned from lease modifications or asset dispositions, Initial Cash Yield does not represent the annualized investment rate of return of our acquired properties. Additionally, actual contractual cash rent earned from the properties acquired may differ from the Initial Cash Yield based on other factors, including difficulties collecting anticipated rental revenues and unanticipated expenses at these properties that we cannot pass on to tenants.

Liquidity Reserve represents cash held on deposit until there is a cashflow shortfall as defined in the Master Trust 2014 agreements or a liquidation of Master Trust 2014 occurs.
Master Trust 2014 is an asset-backed securitization trust established in 2005, and amended and restated in 2014, which issues non-recourse notes collateralized by commercial real estate, net-leases and mortgage loans from time to time. Indirect special purpose entity subsidiaries of the Company are the borrowers. This liability is discussed in greater detail in our financial statements and the notes thereto included in our periodic reports filed with the SEC.

Occupancy is calculated by dividing the number of economically yielding Owned Properties in the portfolio as of the measurement date by the number of total Owned Properties on said date.
Other Properties are all properties not included in the Master Trust 2014.
Owned Properties refers to properties owned fee-simple or ground leased by Company subsidiaries as lessee.
Real Estate Investment represents the Gross Investment plus improvements less impairment charges.
SMTA Preferred Stock refers to the 10% Series A Cumulative Redeemable Preferred Stock.
Weighted Average Remaining Lease Term is calculated by dividing the sum product of (a) a stated revenue or sales price component and (b) the lease term for each lease by (c) the sum of the total revenue or sales price components for all leases within the sample.

Workout Assets include tenants or properties that are targeted for potential future dispositions or other lease restructurings.

Spirit MTA REIT
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	December 31, 2018	December 31, 2017
Assets
Investments:
Real estate investments:
Land and improvements	$870,549	$973,231
Buildings and improvements	1,526,933	1,658,023
Total real estate investments	2,397,482	2,631,254
Less: accumulated depreciation	(459,615)	(557,948)
	1,937,867	2,073,306
Loans receivable, net	30,093	32,307
Intangible lease assets, net	79,314	102,262
Real estate assets held for sale, net	7,263	28,460
Net investments	2,054,537	2,236,335
Cash and cash equivalents	161,013	6
Deferred costs and other assets, net	83,087	107,770
Goodwill	7,012	13,549
Total assets	$2,305,649	$2,357,660
Liabilities and (deficit) equity
Liabilities:
Mortgages and notes payable, net	$2,138,804	$1,926,835
Intangible lease liabilities, net	17,676	23,847
Accounts payable, accrued expenses and other liabilities	83,629	16,060
Total liabilities	2,240,109	1,966,742
Redeemable preferred equity:
SMTA Preferred Shares, $0.01 par value, $25 per share liquidation preference, 20,000,000 shares authorized: 6,000,000 and 0 shares issued and outstanding at December 31, 2018 and 2017, respectively	150,000	—
SubREIT Preferred Shares, $0.01 par value, $1,000 per share liquidation preference, 50,000,000 shares authorized: 5,125 and 0 shares issued and outstanding at December 31, 2018 and 2017, respectively	5,125	—
Total redeemable preferred equity	155,125	—
Shareholders' and parent company (deficit) equity:
Net parent investment	—	390,918
Common shares, $0.01 par value, 750,000,000 shares authorized; 43,000,862 and 10,000 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	430	—
Capital in excess of common share par value	201,056	—
Accumulated deficit	(291,071)	—
Total shareholders' and parent company (deficit) equity	(89,585)	390,918
Total liabilities and (deficit) equity	$2,305,649	$2,357,660

Spirit MTA REIT
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Rental income	$60,871	$57,100	$240,410	$226,586
Interest income on loans receivable	1,116	146	3,080	768
Other income	883	304	2,817	4,448
Total revenues	62,870	57,550	246,307	231,802
Expenses:
General and administrative	2,408	4,042	13,425	20,491
Related party fees	6,083	1,350	19,533	5,500
Transaction costs	56	2,254	8,676	4,354
Property costs (including reimbursable)	7,185	4,142	12,758	12,496
Interest	31,570	20,409	114,997	76,733
Depreciation and amortization	21,607	19,610	84,678	80,386
Impairment and allowance for loan losses	205,934	6,200	221,349	33,548
Total expenses	274,843	58,007	475,416	233,508
Other income:
Loss on debt extinguishment	(3)	(2,224)	(366)	(2,223)
Gain on disposition of assets	1,994	4,197	9,458	22,393
Total other income	1,991	1,973	9,092	20,170
(Loss) income before income tax expense	(209,982)	1,516	(220,017)	18,464
Income tax expense	(82)	(44)	(221)	(179)
Net (loss) income and total comprehensive (loss) income	(210,064)	1,472	(220,238)	18,285
Preferred dividends	(3,975)	—	(9,275)	—
Net (loss) income attributable to common shareholders	$(214,039)	$1,472	$(229,513)	$18,285

Net (loss) income per share attributable to common shareholders
Basic	$(5.00)	$0.03	$(5.36)	$0.43
Diluted	$(5.00)	$0.03	$(5.36)	$0.43

Weighted average common shares outstanding:
Basic	42,851,010	42,851,010	42,851,010	42,851,010
Diluted	42,851,010	42,851,010	42,851,010	42,851,010

Spirit MTA REIT
Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Share and Per Share Data)
(Unaudited)
FFO and AFFO

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017 (1)	2018 (2)	2017 (1)
Net (loss) income attributable to common shareholders	$(214,039)	$1,472	$(229,513)	$18,285
Add/(less):
Portfolio depreciation and amortization	21,607	19,610	84,678	80,386
Portfolio impairments	163,926	6,200	179,341	33,548
Gain on disposition of real estate assets	(1,994)	(4,197)	(9,458)	(22,393)
FFO	$(30,500)	$23,085	$25,048	$109,826
Add/(less):
Loss on debt extinguishment	3	2,224	366	2,223
Transaction costs	56	2,254	8,676	4,354
Real Estate acquisition costs	138	—	411	—
Non-cash interest expense	3,751	1,878	11,623	6,069
Straight-line rent, net of related bad debt expense	(722)	(1,512)	(3,000)	(2,406)
Other amortization and non-cash charges	136	59	507	568
Non-cash compensation expense	451	1,030	3,326	6,131
(Recovery) amortization of the promote fee	(786)	—	833	—
Other impairment and allowance for loan losses	42,008	—	42,008	—
AFFO	$14,535	$29,018	$89,798	$126,765

Dividends declared to common shareholders	$57,191	N/A	$71,381	N/A

Net (loss) income per share of common stock
Diluted (3)	$(5.00)	$0.03	$(5.36)	$0.43
FFO per share of common stock
Diluted (3)	$(0.72)	$0.54	$0.58	$2.56
AFFO per share of common stock
Diluted (3)	$0.33	$0.68	$2.09	$2.96

Weighted average shares of common stock outstanding:
Basic	42,851,010	42,851,010	42,851,010	42,851,010
Diluted	42,851,010	42,851,010	42,851,010	42,851,010
(1) Amounts for the year ended December 31, 2017 are based entirely on results of SMTA's legal predecessor entities.
(2) Amounts for the year ended December 31, 2018 include five months of income and expense items based on SMTA's legal predecessor entities and seven months of actual results from SMTA operations as a stand-alone company.
(3) For the three months and year ended December 31, 2018, there were dividends declared to unvested restricted shareholders of $199 thousand and $249 thousand, respectively.

Spirit MTA REIT
Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Share and Per Share Data)
(Unaudited)
Adjusted Debt, Adjusted EBITDAre, Annualized Adjusted EBITDAre

	December 31,
	2018	2017
Master Trust 2014, net	$1,905,321	$1,926,835
CMBS, net	233,483	—
Total debt, net	2,138,804	1,926,835
Add/(less):
Unamortized debt discount	21,155	36,342
Unamortized deferred financing costs	21,885	17,989
Cash and cash equivalents	(161,013)	(6)
Cash reserves on deposit with lenders as additional security classified as other assets	(44,087)	(66,504)
Adjusted Debt	$1,976,744	$1,914,656
Preferred Stock at liquidation value	155,125	—
Adjusted Debt + Preferred Stock	$2,131,869	$1,914,656

	Three Months Ended December 31,
	2018	2017 (1)
Net (loss) income	$(210,064)	$1,472
Add/(less):
Interest	31,570	20,409
Depreciation and amortization	21,607	19,610
Income tax expense	82	44
Gain on disposition of real estate assets	(1,994)	(4,197)
Portfolio impairments	163,926	6,200
EBITDAre	$5,127	$43,538
Add/(less):
Adjustments to revenue producing acquisitions and dispositions (2)	(294)	—
Transaction costs	56	2,254
Real estate acquisition costs	138	—
Loss on debt extinguishment	3	2,224
(Recovery) amortization of the promote fee	(786)	—
Other impairment and allowance for loan losses	42,008	—
Adjusted EBITDAre	$46,252	$48,016
Other adjustments for Annualized Adjusted EBITDAre	—	—
Impact of Shopko bankruptcy (3)	(6,991)
Annualized Adjusted EBITDAre	$157,044	$192,064
Adjusted Debt / Annualized Adjusted EBITDAre (3)	12.6x	10.0x
Adjusted Debt + Preferred / Adjusted EBITDAre (3)	13.6x	N/A

(1)	Amounts for 2017 are based on the SMTA's allocated portion of Spirit’s expense.

(2)	Revenue producing acquisitions and dispositions were adjusted as if such acquisitions and dispositions had occurred at the beginning of the quarter.

(3)
Adjustments to exclude contractual rent and interest income received from Shopko, as SMTA does not expect to receive any additional cash flow going forward from Shopko, and property operating costs on assets leased to Shopko, as SMTA does not expect to pay due to the bankruptcy of Shopko and subsequent foreclosure on the loans secured by such properties. Excluding the outstanding principal of the Shopko CMBS financing of $157.4 million, the Adjusted Debt/Annualized Adjusted EBITDAre ratio would be 11.6x and the Adjusted Debt + Preferred/Annualized Adjusted EBITDAre ratio would be 12.6x for the 2018 period presented.

Spirit MTA REIT
Components of Non-GAAP Financial Measures
(In Millions, Unaudited)
Components of NAV

Master Trust 2014	December 31, 2018
Master Trust 2014 Contractual Rent	$179.2
Less: Contractual Rent of Shopko properties in Master Trust 2014	(1.5)
Master Trust 2014 Contractual Rent excluding Shopko	$177.7

Real Estate Investment of vacant properties in Master Trust 2014	$18.0
Mortgage loans in Master Trust 2014	$27.9
Master Trust 2014 restricted cash (1)	$21.7
Master Trust 2014 debt outstanding	$(1,941.4)

Academy Distribution Center	December 31, 2018
Academy Contractual Rent	$9.3
Academy CMBS debt outstanding	$(83.0)

Workout Assets	December 31, 2018
Workout Assets Contractual Rent (2)	$6.4
Real Estate Investment of vacant Workout Assets	$15.0

Other Assets	December 31, 2018
Unrestricted cash (3)	$105.8
Shopko B-1 Term Loan (4)	$34.4

Other Liabilities	December 31, 2018
Termination fee (5)	$48.1
Redeemable preferred equity	$155.1

(1)	Restricted cash as of December 31, 2018 includes $5.6 million in the Liquidity Reserve.

(2)	Property cost leakage for occupied Workout Assets for fourth quarter of 2018 annualized was $3.4 million.

(3)	Unrestricted cash balance as of March 14, 2019.

(4)	As of December 31, 2018, the Company had an allowance for loan loss related to the Shopko B-1 Term Loan of $33.8 million.

(5)
Termination fee is 1.75x the sum of the annualized asset management fee under the Asset Management Agreement of $20.0 million and the annualized property management fee under the Property Management Agreement of approximately $7.5 million. Does not take into account transition services fees, which require eight months of service fees upon a termination notice.

Illustrative Impact of Shopko Exposure

	Three Months Ended December 31, 2018 Annualized	Shopko (1)	Three Months Ended December 31, 2018 Annualized excluding Shopko
AFFO	$58.1	$(17.0)	$41.1
Collections of principal on loans receivable	5.3	(2.4)	2.9
Repayments under mortgages and notes payable (2)	(41.2)	4.0	(37.2)
Capital expenditures	(0.9)	—	(0.9)
CAD	$21.3	$(15.4)	$5.9

(1)
Shopko adjustments include Contractual Rent from Shopko, interest and principal payments on the Shopko B-1 Term Loan, interest and principal payments on the two seller-financed notes on Shopko properties, and real estate taxes on properties leased to Shopko.

(2)	There was no use of the variable funding notes during the three months ended December 31, 2018.

Spirit MTA REIT
Portfolio Overview
(Square Feet In Thousands)

	Properties	Annualized Contractual Rent		Occupied Square Feet	Vacant Properties	Vacant Square Feet

Master Trust 2014	778	$179.2	M	11,794	19	152
Other Properties	98	$56.4	M	7,647	6	204
SMTA	876	$235.6	M	19,441	25	356

Top Ten Tenants at December 31, 2018:

Master Trust 2014				Other Properties
Tenant (1)	Properties	Total Square Feet	Percent of MTA Contractual Rent	Tenant (1)	Properties	Total Square Feet	Percent of Other Properties Contractual Rent
AMC Entertainment, Inc.	14	696	6.1%	Shopko (2)	83	5,803	72.1%
Universal Pool Co., Inc.	14	543	4.0%	Academy, LTD.	1	1,501	16.6%
Crème De La Crème, Inc.	9	190	3.1%	PricewaterhouseCoopers LLP	1	135	3.8%
Goodrich Quality Theaters, Inc.	4	245	3.0%	Children's Learning Adventure USA, LLC	3	71	3.7%
Life Time Fitness, Inc.	3	420	2.9%	Crown Distributing LLC	1	94	2.1%
Destination XL Group, Inc.	1	756	2.9%	Neighbors Health System, Inc.	2	15	1.1%
Buehler Food Markets Inc.	5	503	2.9%	Pleasanton Fitness, LLC	1	28	0.6%
Carmax, Inc.	4	201	2.7%
Professional Resource Development, Inc.	59	234	2.4%
Regal Entertainment Group	6	267	2.0%
	119	4,055	32.0%		92	7,647	100.0%

(1)
Tenants represent legal entities ultimately responsible for obligations under the lease agreements or affiliated entities. Other tenants may operate the same or similar business concepts or brands as those set forth above.

(2)
SMTA had 88 owned properties leased to Shopko as of December 31, 2018, 83 were encumbered by Shopko CMBS debt and were within the Other Properties segment and the remaining five were collateral within Master Trust 2014.

Industry Diversification at December 31, 2018:

Master Trust 2014				Other Properties
Industry	Properties	Total Square Feet	Percent of MTA Contractual Rent	Industry	Properties	Total Square Feet	Percent of Other Properties Contractual Rent
Restaurants - Quick Service	305	792	14.3%	General Merchandise (1)	83	5,804	72.1%
Movie Theaters	29	1,519	13.4%	Sporting Goods	1	1,501	16.6%
Restaurants - Casual Dining	89	640	11.4%	Multi-Tenant	1	135	3.8%
Health and Fitness	18	1,021	7.7%	Education	3	71	3.7%
Medical / Other Office	77	503	6.9%	Distribution	1	94	2.1%
Specialty Retail	22	857	5.9%	Medical / Other Office	2	14	1.1%
Home Furnishings	17	907	5.0%	Health and Fitness	1	28	0.6%
Automotive Parts and Service	79	362	4.9%	Vacant	6	204	—%
Grocery	19	1,020	4.8%
Education	15	358	4.7%
Automotive Dealers	12	323	4.5%
Apparel	3	1,019	3.4%
Other	3	183	2.7%
Entertainment	4	200	2.2%
Sporting Goods	3	331	1.9%
Manufacturing	7	763	1.3%
Car Washes	6	49	1.3%
Building Materials	28	458	1.2%
General Merchandise	8	317	1.1%
Drug Stores / Pharmacies	8	83	0.9%
Multi-Tenant	2	34	0.3%
Dollar Stores	5	55	0.2%
Vacant	19	152	—%
	778	11,946	100.0%		98	7,851	100.0%
(1) SMTA had 88 owned properties leased to Shopko as of December 31, 2018, 83 were encumbered by Shopko CMBS debt and were within the Other Properties segment and the remaining five were collateral within Master Trust 2014.

Asset Type Diversification at December 31, 2018:

Master Trust 2014				Other Properties
Asset Type	Properties	Total Square Feet	Percent of MTA Contractual Rent		Properties	Total Square Feet	Percent of Other Properties Contractual Rent
Retail	660	9,245	84.7%	Retail	95	6,093	77.6%
Industrial	38	2,022	6.2%	Industrial	2	1,594	18.6%
Office	80	679	9.1%	Office	1	164	3.8%
	778	11,946	100.0%		98	7,851	100.0%